Exhibit 99(a)(5)(e)

Energy Services of America Corporation
Commences Warrant Exchange Offer

Huntington, W.VA, June 1, 2011 / PR Newswire-Energy Services of America Corporation (the “Company”) (NYSE/AMEX Equities: “ESA”) announced today that the Company has commenced a warrant exchange offer and has provided warrant holders with an offer to purchase, a letter of transmittal and other documents containing details as to how they may participate in the exchange offer (the “Offer Letter”).  The Company is offering to exchange all of the Company’s outstanding warrants at a ratio of one share of its common stock for every 8½ warrants tendered.  The warrant exchange offer commenced on June 1, 2011, and will continue for a period of 20 business days from June 1, 2011.  The exchange offer is scheduled to expire at 5:00 p.m. Eastern Time on June 29, 2011.  In the event that a unit purchase option issued to the Company’s underwriter at the time of the Company’s initial public offering (the “Unit Purchase Option”) is exercised and the underlying warrants are tendered during the exchange offer period, the Company will issue one share of common stock for every 9 warrants tendered.

The warrants, if exercised in accordance with their terms entitle the holders to purchase an aggregate of 21,176,923 shares of Company common stock.  The warrants subject to the exchange offer are comprised of 17,200,000 warrants issued in connection with the Company’s initial public offering, 3,076,923 warrants issued to certain insiders in a private placement at the time of the Company’s initial public offering and 900,000 warrants issuable upon exercise of the Unit Purchase Option.  Based upon an exchange ratio of 8½ warrants for one share of common stock, the Company expects to issue up to 2,385,520 shares of common stock if all warrants (other than warrants underlying the Unit Purchase Option) are tendered in the exchange offer and up to 2,352,991 shares of common stock if all warrants (including warrants underlying the Unit Purchase Option) are tendered in the exchange offer.  At March 31, 2011, the Company had 12,092,307 shares of common stock outstanding.  To participate in the exchange offer, warrant holders must tender their warrants in accordance with the instructions in the Offer Letter no later than 5:00 p.m. Eastern Time on June 29, 2011.

Energy Services of America Corporation provides construction services to the natural gas, oil, chemical and electric industry.  We operate through our subsidiaries, CJ Hughes Construction, CJ Hughes Pipeline, ST Pipeline and Nitro Electric.  Our corporate headquarters are located at 100 Industrial Lane, Huntington, West Virginia 25702.

Important Additional Information

This press release and the description contained herein are for informational purposes only and are not an offer to purchase or a solicitation of an offer to sell securities of the Company.  The offer to exchange common stock for warrants referenced in this press release has been made pursuant to a Tender Offer Statement on Schedule TO, which includes the Offer Letter and other important information (the “Tender Offer Statement”), that Energy Services of America Corporation filed with the Securities and Exchange Commission on June 1, 2011.   The Offer Letter will be mailed to warrant holders of record (including holders of the Company’s units) and will also be made available for distribution to beneficial owners of warrants and units of the Company.  The solicitation of offers to exchange warrants for shares of the Company’s common stock will only be made pursuant to the Offer Letter. Warrant holders are advised to read the Offer Letter and the other information included in the Tender Offer Statement, as they will contain important information about the exchange offer and proposed warrant exchange.  Security holders can obtain these documents when they are filed and become available free of charge from the SEC’s website at www.sec.gov.  In addition, copies of these documents and other filings containing information about the Company may be obtained, if and when available, without charge, by directing a request to Energy Services of America Corporation, 100 Industrial Lane, Huntington, West Virginia 25702, Attention: Kim Hensley, or by calling 304-399-6327.

Safe Harbor Statement

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, performance and results of operations, and underlying assumptions and other statements that are other than statements of historical facts.  These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks, contained in statements filed from time to time with the Securities and Exchange Commission.  All such forward-looking statements, whether written or oral, and whether made by or on behalf of the Company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements.  In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.